Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 4, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the restatement discussed in Note 22, as to which the date is August 24, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Vail Resorts, Inc.'s Annual Report on Form 10-K/A for the year ended July 31, 2006.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
September 4, 2007